UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 8, 2008
Wyndham Worldwide Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-32876	20-0052541
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

Seven Sylvan Way Parsippany, NJ (Address of Principal Executive Office)		07054 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (973) 753-6000
None

(Former Name or Former Address if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
On December 8, 2008, Wyndham Worldwide Corporation (the “Company”) announced an acceleration of its initiative to increase cash flow and eliminate reliance on the asset backed securities market by reducing the sales pace and cost structure of Wyndham Vacation Ownership. The Company estimates that it expects to incur pretax charges of approximately $60-75 million primarily in the fourth quarter of 2008, comprised of approximately $25-30 million of severance and related benefits costs, approximately $15-20 million of payments related to lease terminations and approximately $20-25 million of impairment charges. Future cash expenditures related to these charges are anticipated to be approximately $25-30 million for the payment of severance and related benefits in the first quarter of 2009 and approximately $10-15 million primarily related to lease terminations over the next nine years. These charges are incremental to previously announced Company-wide restructuring charges.
Under this plan, the Company will eliminate approximately 4,000 positions. The Company expects this initiative to be substantially complete in the first quarter of 2009.
A copy of the Company’s press release is furnished as Exhibit 99.1 and is incorporated by reference.
Item 7.01. Regulation FD Disclosure.
On December 8, 2008, the Company announced that it reiterates its fourth quarter 2008 Adjusted EPS guidance and full-year 2008 revenue, Adjusted EBITDA and Adjusted EPS guidance and its expectations for full-year 2009 revenues and Adjusted EBITDA.
A copy of the Company’s press release is furnished as Exhibit 99.1 and is incorporated by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is furnished with this report:

Exhibit No.	Description
Exhibit 99.1	Press Release of Wyndham Worldwide Corporation, dated December 8, 2008.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM WORLDWIDE CORPORATION
Date: December 8, 2008	By:	/s/ Virginia M. Wilson
Virginia M. Wilson
Chief Financial Officer

WYNDHAM WORLDWIDE CORPORATION
CURRENT REPORT ON FORM 8-K
Report Dated December 8, 2008
EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release of Wyndham Worldwide Corporation, dated December 8, 2008.